Exhibit 10.26

AMENDMENT NO. 1
TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT, dated June 15, 2007 (“Amendment”), is made and entered into by and between Open Energy Corporation, a Nevada corporation (the “Company”), and David Field, an individual (“Employee”), with reference to the following facts:

A.                                   The Company and Employee are parties to that certain Employment Agreement, effective November 1, 2006 (“Employment Agreement”), which contains the terms and conditions of Employee’s employment by the Company.

B.                                     The Company and Employee wish to amend certain aspects of the Employment Agreement relating to Employee’s position and compensation.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                                       Amendment to Section 1 of the Employment Agreement.  Section 1 of the Employment Agreement is hereby amended and restated in its entirety, as follows:

Employee will serve as Executive Vice President and Chief Operating Officer of the Company reporting directly to the Chief Executive Officer of the Company.  Employee shall have such executive responsibilities and shall perform such executive services for the Company as may be consistent with his title. Employee shall devote substantially full time and attention to the business of the Company and shall perform all duties as may be required of Employee.

2.                                       Amendment to Section 4 of the Employment Agreement.  Subject to approval of the Compensation Committee and the Board of Directors of the Company, the base salary in section 4.1 is increased to $175,000, per annum as of June 8, 2007and options shall be granted in accordance with Exhibit A to this Amendment.  Provided that the Company has achieved its funding and revenue targets for the period June 1 through September 30, 2007, the base salary will be increased to $225,000 as of October 1, 2007.

3.                                       Effect.  Except as and to the extent amended by this Amendment, the Employment Agreement shall remain in full force and effect in accordance with its terms.

4.                                       Counterparts.  This Amendment may be executed in two or more counterparts and by facsimile, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement, and shall become binding when one or more counterparts have been executed and delivered by each of the parties hereto.

5.                                       Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of California applicable to a contract executed and performed in the State of California, without giving effect to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of June 15, 2007.

COMPANY:

OPEN ENERGY CORPORATION,
a Nevada corporation

By:
David Saltman,
Chief Executive Officer

EMPLOYEE:

David Field, an individual

EXHIBIT A

The Company hereby agrees to provide the Employee with options for an additional 1,000,000 shares (the “Stock Option Grant”) of the Company’s common stock, under the Company’s 2006 Equity Incentive Plan (the “Plan”), which options shall vest quarterly, based on Company performance against the agreed business plan, over three years in accordance with the standard form of Option Agreement and  the provisions of the Plan .